EXHIBIT 99.1

CORPORATE PARTICIPANTS

Michael Neuman

Magna Entertainment Corp. - CEO

Blake Tohana

Magna Entertainment Corp. - EVP, CFO

CONFERENCE CALL PARTICIPANTS

George Smith

Davenport & Company - Analyst

Steve Velgot

Cathay Financial - Analyst

Anoop Prihar

GMP Securities/Griffiths McBurney - Analyst

Andrew McKendry

BMO Nesbitt Burns - Analyst

Tony Campbell

Knott Partners - Analyst

Ryan Worst

Brean Murray, Carret & Co. - Analyst

Jim Dublin

Hanley Enco - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Magna Entertainment first quarter results. (OPERATOR INSTRUCTIONS) It is now my pleasure to turn the conference over to Michael Neuman, Chief Executive Officer of Magna Entertainment. Please go ahead, sir.

Michael Neuman - Magna Entertainment Corp. - CEO

Thank you, operator. Good afternoon, everyone. And welcome to our quarterly call.

Most of you, I suspect, or many of you, I suspect, will have joined us on our webcast, or some of you in person, but certainly many on the webcast today, and heard our remarks regarding 2006. And Q1 of 2007. So we will be abbreviated today and in the interest of those of you who were unable to join us, for whatever reason, then we will defer to your questions at the end and maybe spend a little bit more time on Q&A than we otherwise would.

So what I will do is I’m going to ask Blake Tohana, our CFO, to run through the actual results for the quarter, in an abbreviated fashion and then turn it over to questions and comments to which Blake and I will respond. Blake?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Thank you, Michael. Before I begin, I would like to remind you that this call may include forward-looking statements within the meaning of the applicable securities law and rather read, rather than read the disclaimer to you, please refer to the press release that was issued earlier today, and the statements regarding forward-looking statements in that press release.

It is my responsibility to review the the results for the first quarter of 2007. Our consolidated revenues were $284 million for the first quarter of 2007, an increase of $7 million, or 2%, compared to the same period of 2006. The increase in revenues is primarily due to the following: An increase of $10 million at our Florida operations, due to the opening of our casino facility at Gulfstream Park in November of 2006 which contributed $14 million in gaming revenues in the first quarter 2007.

Partially offset by a decrease of $8 million in our California operations due to a change in the racing calendar at Golden Gate Fields which resulted in 14 fewer live race days compared to the same period last year and lower revenue at Santa Anita Park which had one less live race day compared to the prior year. EBITDA was $24 million for the first quarter 2007, a decrease of $1 million, or 3%, compared to the same period of 2006.

The decrease in EBITDA is primarily due to the following: An EBITDA decrease of $3 million at our California operations due to the revenue decreases described previously and increased operating costs at Santa Anita Park. An EBITDA decrease of $2 million at our Florida operations due to the para-mutual revenue, wagering revenue decrease described previously and poor performance from the Gulfstream Park casino which produced an average daily met win per machine of $243. An EBITDA decrease of $1 million at our Southern U.S. operations due to decreased gaming revenues at Remington Park as a result of inclement weather in January.

For the first quarter of 2007, the Remington Park casino produced an average daily net win per machine of $235, compared to $251 in the same period last year. These decreases were largely offset by the following EBITDA improvements: A $3 million decrease in corporate predevelopment and other costs, due to reduced salaries and benefits, severance, travel, and lodging costs and EBITDA increase of $1 million in our European operations, due to cost reductions at Magna Racino. An EBITDA increase of $1 million at our Para Max operations due to our acquisition of Antote and EBITDA improvement at Express Bet and HRTV. Our reconciliation of EBITDA to GAAP financial measures can be found on Note 15 to our consolidated financial statements for the three months ended March 31, 2007. In the first quarter of 2007, net income was $2 million and diluted earnings per share was $0.02 which were the same as the first quarter of 2006.

Looking at our cash position, we had a cash balance of $76 million at March 31, 2007. And the first quarter of 2007, we generated negative cash flow from operations of $16 million, compared to $8 million in the same period last year. Net cash provided from investing activity was $51 million this quarter, compared to a use of $25 million in the same period last year. This was a $76 million improvement compared to the same period last year, and was primarily due to a $59 million increase in proceeds from real estate sales, and an $18 million decrease in capital expenditures. Net cash used for financing activities was $17 million this quarter, compared to $39 million provided for financing activities in the same period last year.

In the first quarter of 2007, $35 million of long term debt was repaid. Turning to our capital structure, total capitalization at March 31, 2007 consisted of $437 million of equity, $559 million of long-term debt which included $222 million of convertible subordinated notes and $190 million due to our parent company. At March 31, 2007, our long term debt to total capitalization ratio was 56%. Now, I’d like to turn the call over to the operator for questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS) One moment for the first question. Our first question comes from the line of George Smith, Davenport and Company. Please go ahead, sir.

George Smith  - Davenport & Company - Analyst

Hi, everybody. I didn’t participate in the webcast earlier, and I apologize if I missed this, but when we think about the new legislation in Florida and the potential to add 500 additional, additional machines, when would you ever envision doing that, given the relatively poor performance thus far, and say things did improve, and you did decide to add these machines, do you have the money and/or the space to do so?

Michael Neuman  - Magna Entertainment Corp. - CEO

George, Michael Neuman. The, you know, by inference, your question points to the, to the performance of the existing machines, and clearly, taking the same number of customers, and applying them to an even greater population of machines, doesn’t make any sense. It just, it just brings the net win per machine down. So the real, the real problem we face in Florida that we’re addressing ourselves to, and we did go over this pretty extensively this morning, so — but for your and possibly other people’s benefit, I will just repeat some of it here.

Clearly, we have a a customer acquisition issue, which is, which is partly a marketing issue, that we believe needs to be addressed. We did have pretty decent performance during the launch, in terms of net win per machine, and we attribute much of that to what I call launch curiosity, a bit like everybody wants to try the new venue, a bit like everybody likes to try a new restaurant, and once they’ve tried it, they need to have reasons to return, and we think some of the issues that we faced, that will hopefully be fixed through the legislation which is now passed through the legislature in Florida that needs the governor’s signature will help to do that.

We’re not as focused, frankly on the, on the portion of the legislation which, which potentially would allow us to increase the number of machines, because for the reasons I said earlier, you wouldn’t add machines until you had the traffic to justify, to justify doing so. Rather, we’re focused on the other elements of the potential legislation, which, which enable us to ensure that customers have enough cash in their pocket throughout the whole time they’re at the track, and not just with respect to alternative gaming but with respect to horse racing, the lack of check cashing and ATMs, we were able to very specifically tie that to a reduction in handle, in horse racing, we, we saw our racing handle fall off in the late afternoon, as compared to previous experience, and we know exactly how many hits those ATM’s took when we had ATM’s on the premises and how much cash was taken out of them, so we can directly attribute the reduction in handle to that.

We know there is a very similar correlation to our, to our situation in, in the slots, with our, with our casino operations, and so the one thing we’re focused on, particularly with that legislation, as it pertains to alternative gaming, and I will come to poker in a minute, is, is ATM’s and check cashing. Now, to — as to whether or not we would, we would add, and where we would get the money, and do we have the space, a few questions there.

First of all, and here I’m afraid I will have to go on a bit of a tangent to answer your question. One of the the major thrusts this morning, and I hope it was a take-away of, of all those who were able to attend, is that, is that the central focus of our management team and our board at this time is the disposal of a very significant roster of noncore assets that we, that will be expeditiously, now that many of them are entitled and their values, their values are where we think they should be, we will be expeditiously moving those into, into position to be monetized. Clearly, and we haven’t discussed evaluation of those, but we believe that we are in a position to monetize them such that we can make a very significant dent in our debt, and in fact restructure ourselves, you know, considerably.

As and when we’re able to do that, and our, and our balance sheet is in different positions if indeed our other actions that we’ve taken at Gulfstream Park have generated any kind of net win per machine that, that we would be proud of, then we would look at, and consider moving ourselves up to the — again, assuming this legislation has passed, moving ourselves up to the level number of machines that the legislation, the prospective legislation would allow. But we wouldn’t do that until we were — we had optimized the performance of the machines in place. And then finally, in order to add that many additional machines, we do not now indeed have the space to do that. So if we’ve got a successfully operating casino at that point in time, and we have, as I said a moment ago, restructured ourselves, so that we are, that we have dramatically reduced our debt, and I, I use the word dramatically, as opposed to incrementally, then we would consider a business plan that suggested, that suggested building to such — to accommodate that additional number of machines. But there are two big if’s there.

So, so first of all, let’s wait and see if that — if the the governor signs that bill. We’re hopeful and optimistic that he will. Along with the other bills that, that affect us in a positive, in a positive manner and would, would put Gulf Stream on an, on an equal footing with its competitors, some of its competitors in the marketplace, and then let’s, let’s let the, the new market - the new management and the new marketing efforts that are now in market and un - and unrolling out in the market in South Florida for us bear fruit before we entertain any, any thoughts of increasing the number of slots.

George Smith  - Davenport & Company - Analyst

Okay. That’s very helpful. Thanks.

Operator

Thank you. Our next question comes from the line of Steve Velgot, Catahay Financial. Please go ahead, sir.

Steve Velgot  - Cathay Financial - Analyst

Thank you. Several questions, actually. Michael, I know you’re at a point where you’re assessing what to do in Dixon Downs. But could you at this point say if you did proceed with another vote there, you know, would that be a dramatically scaled-down project? And then the other questions are if Churchill’s buy-in of HRTV flowed through the income statement in terms of your Para Max operation and is that why Para Max did as well this, this first quarter? And then the last question is just whether or not you could size up the issue with the New York OTB’s impact on Gulfstream at all in the quarter.

Michael Neuman  - Magna Entertainment Corp. - CEO

Okay, let me start with the first one, about Dixon. As you know, we narrowly we narrowly missed the Dixon vote, the referendum, and I think many of our shareholders, not all, but many of our shareholders seized on, prior to that vote, seized on the, the notion that this was going to be, I think I had it quoted $250 million extravaganza investment, and we’re very concerned about that, in actual fact, the opportunity to, to invest in the type of facility we were proposing in Northern California, given where it is, given the population and what is happening with Bay Meadows racetrack, and given the valuation of our Golden Gate Fields property, which is, which obviously is a going concern in racing, presented us an opportunity to, to build a, what I would describe as more of a fair, and that’s a California term, a California fair type facility, but of, of a more modern type, together with mixed use retail, and that’s what we had hoped to accomplish.

We, our business plans suggested that could have been a successful operation. It would not have cost anywhere near $250 million to be sure. Now that we have not — we did not win the referendum, frankly, we are going back to the drawing board, and thinking about our next step, I will tell that you we have not yet concluded our thinking on the next step.

One thing is for certain, though, the property appreciated beyond the price — significantly beyond the price that we paid for it. It would have appreciated significantly more had we won the referendum. Having said that, we have several options now. We could go back, either alone or with partners and undertake the process to get entitled to do, do it again. Or a process to get entitled to simply go for mixed use retail. At which point we could again alone or with partners go ahead and develop it, or we could at that point decide to sell it. And so those, those options are, are on our plate right now, and we will consider them over the next short while. There is no urgency. The property is still, is still appreciating as we speak and we don’t believe there is any urgency to reach a conclusion on that in the next, in the next short while, but those are the kinds of options that we have at our, at our disposal.

With respect to the impact of Churchill’s buy-in in HRTV, the nature of the Churchill agreement is that, is that they own 50% of HRTV now, so where as we were, we were absorbing all of the costs of operation of HRTV, which is, which is not cash flow positive, they now split it with us, so a one quarter — almost one quarter’s worth of fairly de-minimus portion of of that falling in Q1 and we don’t break it out, but it, but it wouldn’t have been a major, a major portion of the beneficial impact of Para Max.

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

And Steve, the reason Para Max is up $1.2 million is largely because of Amtote, that we didn’t have in the first quarter of ‘06 as well, and Express Bet, which Express Bet had a 9% growth in handle in the quarter and as Michael said the HRTV benefit is going to follow in the quarters after the first quarter of ‘07.

Michael Neuman  - Magna Entertainment Corp. - CEO

Steve, what was your question on New York OTB?

Steve Velgot  - Cathay Financial - Analyst

Is there any way you can size up what impact that might have had on Gulfstream?

Michael Neuman  - Magna Entertainment Corp. - CEO

Blake, do you have any —

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Well, I don’t think, I don’t we had a specific profit impact of what New York City OTB had, but, but it was about two weeks where we lost a significant amount of export handle at, at Gulfstream Park, and as you know, the loss of that signal for Gulfstream was significant, a significant negative for that results early on in the race meet. It came back as I said after a couple of week, but early on, it definitely had an impact.

Steve Velgot  - Cathay Financial - Analyst

Thank you.

Operator

Our next question comes from the line of Anoop Prihar with Griffiths McBurney. Go ahead.

Anoop Prihar  - GMP Securities/Griffiths McBurney - Analyst

Good afternoon. Just a couple of questions. First of all, in the note to the, in the financials, you talk about $7 million of CapEx being your required share to fund 50% of HRTV, is that $7 million annually or is that $7 million over the next couple of years?

Michael Neuman  - Magna Entertainment Corp. - CEO

That was over the next, the next few years. As 50/50 arrangement with, with our partners Churchill and HRTV.

Anoop Prihar  - GMP Securities/Griffiths McBurney - Analyst

And so we should consider this in addition to what you’ve previously described as sort of your sustaining CapEx?

Michael Neuman  - Magna Entertainment Corp. - CEO

Yes, yes, I mean it is really funding at this point, right now, to operating losses. I think that is in the commitment disclosure, isn’t it?

Anoop Prihar  - GMP Securities/Griffiths McBurney - Analyst

Okay. And just with respect to Gulfstream, I mean the numbers, there, I mean, you guys have indicated that you’re, you’re pretty focused on turning that around but would you care to offer some milestones for the next couple of quarters against which we could perhaps bench the progress that you’re able to make there? I mean everybody believes that you can do better. I don’t think that is the issue. The issue is, you know, what order of magnitude is a realistic expectation?

Michael Neuman  - Magna Entertainment Corp. - CEO

This is Michael. Let me, Anoop, let me just say that, that we have a full court press on it. I’m not going to, I’m not going to forecast the rate of knots at which it will turn. The reason I won’t do that, it that it’s a brand new gaming facility. As you know, we opened, we opened the facility for alternative gaming on the 15th of November. There is no history, and there are new competitors, in the, in the marketplace, and we are going into, into construction very shortly on the, on the Forest City project.

I think it will depend on a few, a few key things. One is when, if and when the governor signs the bills that I alluded to earlier, bought as we’ve noted, those have been very significant factors in, in the attractiveness, from a customer standpoint, of the facility, as well as for those customers who did attend, the, their ability to play. So, that, that remains an outstanding issue, and subject to the vagaries of legislative process — legislative process. Where, as I said, we’re hopeful that, that will be rectified in midsummer, July, and with, with that, with those bills signed into law, then, then we think that it puts Gulfstream Park on, on a much stronger footing. Coincident with that, and during this period, as I also said, we have put new management in. We have put a brand new team in, in the marketing area, we put a new — an agency in, and developed a marketing campaign that has not yet been in the market long enough to have borne fruit. In other words, just, we can’t see traction yet, because the plant didn’t fully roll out, television commercials produced, radio is in market, but various other parts of the plan, including outdoor, are not yet in place. So, it’s hard to, premature for us to try to forecast what, what the combination of that plan and the prospective, this prospective change in legislation would do and when.

What I will say to you is that, that we are firing on all cylinders, both the cylinders that I’ve just alluded to, as well as a complete re-think of our food and beverage facilities at the, at that location. And you might say, well, that would seem to be a — have a diminimus impact on, on gaming, but in, the reality is, our very significant number of feeds in our food and beverage facility thus far have failed to attract a crowd and so as I said this morning in our, at our annual general meeting, we are revisiting that and we are in discussions with, with food and beverage operators that have existing, very desirable brands, and one of the, one of our options will be to attempt to use that kind of mechanism to make the food and beverage facilities more successful, and thus, potentially, in addition to our marketing activities, attract yet another incremental large number of guests to our property that, who could have an impact on our gaming and horse racing operations. So with the sum of all of those activities, all of which could have a positive and should have a positive impact, we are loathe to try to forecast at this time, but as I say, I think we’re firing on all cylinders to get the desired result.

Anoop Prihar  - GMP Securities/Griffiths McBurney - Analyst

I appreciate the impact that you think the ATM’s and the check cashing ability will provide you with but the reality is that your competitors up the street didn’t have that ability to date either yet you’re still lagging them by a considerable order of magnitude so I guess I question the extent to which you think that is really going to be, to make an incremental difference.

Michael Neuman  - Magna Entertainment Corp. - CEO

That’s right. The competitors didn’t have them. But one of the things we didn’t have again, I went through this in some detail this morning, but the, we didn’t have a sustaining marketing campaign. In other words, well, if you’ve been to the property recently, you will note that as you drive, for example, from the Fort Lauderdale airport, to Hallandale, you would go past everyone else’s outdoor advertising, but you wouldn’t see anything from our company. So, that is just one — so that is just one example. But we do believe that we, that we simply failed to put up a sustaining marketing campaign in place, and in other words, Gulfstream Park has been a pretty well kept secret.

Anoop Prihar  - GMP Securities/Griffiths McBurney - Analyst

Okay. And just one last question, this morning, at the AGM, you guys presented a list of noncore assets and I think at one point, Frank indicated that he thought he could generate somewhere between $400 and $700 million of proceeds in the event that that sale list was exhaustively completed. Is that a number that we should be sort of looking for in future performance?

Michael Neuman  - Magna Entertainment Corp. - CEO

Well, since there is so much daylight between the lower end of that number and the upper end of that number, I don’t know how you would use, it but I would say to you that the, I, in my, in my presentation, I, I trotted out a very extensive list of properties in two traunches. One traunche that I described as noncore and another traunche of properties that I, that I described as under a variety of circumstances could become noncore, in other words they could get added to that list and then subsequently be considered available for monetization. The first list, we would, we would in fact, we are actively looking at opportunities to package individually or all together those properties for sale. The second list, we think that there are further entitlements that could, that could happen in the fairly short term that would make those properties for higher and better use, would make those properties more valuable. We want to pursue some of that. And a couple of, a couple of the properties on that list, I mentioned various MJC lands, and I mentioned Magna Racino, could be if there isn’t a substantial turn-around in financial performance in the short run could also be, be monetized.

So all we can say at this stage is that we — and given the nature of the kind of deals that could be put together to monetize those properties, it is too early for us to say what number you should, you should take into account, because we just don’t know which of the properties would be part of the package, going — and at what point. But Frank did say, and I think you probably heard, was that, you know, his view is that this could all happen prior to year-end. I would say to you that I would be disappointed if it took that long. But I, but I won’t say that, whether, whether or not some or all would happen and in what traunches. One thing that is real sure, though, and we said this several times this morning, and that is, that if you look at the book value of the sum of those properties, they are worth several hundred million dollars more today by any third party reckoning that we’ve seen, than the book value. So they represent first and foremost the best opportunity that we have to make a substantial debit in in our debt — dent in our debt. They are obviously our best currency at the moment.

Anoop Prihar  - GMP Securities/Griffiths McBurney - Analyst

Thank you.

Operator

Our next question comes from the line of Andrew McKendry, BMO Nesbitt Burns. Please go ahead, sir.

Andrew McKendry  - BMO Nesbitt Burns - Analyst

All right, thanks, just specifically on the decline in racing wagering at Gulfstream Park, I wonder if you could just elaborate a bit on that? Like if there were two additional live race days, and so why is it that the racing will be down? Is it purely attributed to the access to, you know to cash? Or I think you said the number of live races was down as well. So just wondering if you could elaborate on specifically the racing wagering piece. And also, what were, what wer the changes in the access to cash at Gulfstream, you know, recently? Was it during, you know, when the casino opened, that machines were removed or —

Michael Neuman  - Magna Entertainment Corp. - CEO

It was, yes, to your second question, it was coincident with the casino opening which is why we needed the change in legislation.

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

And that was before the race meet, right at the end of ‘06.

Michael Neuman  - Magna Entertainment Corp. - CEO

Right. With respect to the decline in racing, excuse me, one of the, one of the reasons has just been mentioned, was mentioned in another question, and we did have a glitch at the beginning of our season with respect to the New York signal, and we also noticed a decline because of the ATM issue, in other words that, that you can’t bet with what you don’t have in your hands, and if you can’t get any without leaving the property, chances are you don’t. But that was a substantial impact.

And then finally, the — we noticed that toward the end of the season, as our staff was getting ready for — to move on to their next job at Calder, that we simply had a decline in the number of horses, and the racing declined, and we think that, with the advent, you may have noticed the higher revenue manager on the the racing side, reporting to our president there, Bill Murphy, we think the third one, we will get in hand, forthwith, as we move into the next season. The second one as I said, the ATM issue will get solved with the new legislation, pending the governor’s approval. And we don’t anticipate, at least at this stage, any kind of a repeat of the New York OTB scenario next year. So we don’t think there is anything endemic there.

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Yes, just to add on to that, combined in 2006, there was $21 million that was — went through ATMs and on-site check cashing, so that had a significant impact on our race meeting in 2007. And as we said, the other reason, the other point to make is that we did, even though we had one more live race days, we had, we had less races at Gulfstream Park, due to horse population, as well as, as well as purses. So those are the reasons. And as I said with the legislation, ATMs and check cashing should, will help the casino and I think it will have a significant impact on the race meet in ‘08.

Andrew McKendry  - BMO Nesbitt Burns - Analyst

Okay, great, thanks.

Operator

Our next line comes from the line from Tony Campbell, Knott Partners. Please go ahead, sir.

Tony Campbell  - Knott Partners - Analyst

Good afternoon. I’m just wondering, and unfortunately, I didn’t get access, wasn’t able to access myself to the annual meeting, but is there any way to monetize either the agreement we have with forest for the land around, which I believe we donated to the joint venture around Gulfstream, and the same thing with Caruso in California?

Michael Neuman  - Magna Entertainment Corp. - CEO

Yes, Tony, the — it is Michael. Yes, the list that I alluded to earlier, and oh, by the way, if I’m not mistaken, the webcast will be replayed on our site, I think that’s correct, Bill, is it not? It will be, but nevertheless, on your specific question, they were both on the list. As you know, just for greater clarity, as you know, we are much further along in Florida than we are in California, although California has begun to pass all of the requisite milestones, and obviously, the valuations go up, as we go along. The key with both of those properties, those — the Forest City and Caruso ventures are clearly, particularly those of you who have seen the models and know, that they are going to have a dramatic beneficial impact on those properties.

Those properties will be world class. But as your, by inference, your question, I think, Tony suggests that we don’t need to own them in order to get the benefit of them. And, but we do need to control how they get built, in other words that they are a certain caliber, that they do feed our facilities because they are our front door. So, at various points and in one case particularly Florida, we’re basically there. We believe that we can, under the right circumstances, now that, now that it has been clearly entitled for highest and best use and wealth through this process we can monetize it to its highest potential value and we would like to get to that point in California and then, likewise make them part of that larger package for monetization.

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Tony just to clarify, we don’t actually, we didn’t donate the land we actually, the arrangement under both of those is that, we own the land and we lease the land, the joint venture, of which we’re a 50% owner in the joint venture.

Tony Campbell  - Knott Partners - Analyst

Same sort of thing. I mean basically. And we were supposed to get some income stream out down the road, right?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Yes, there is a lease streaming, as well as the 50% equity interest in the joint venture, which as you say, could be sold and monetized.

Tony Campbell  - Knott Partners - Analyst

Good. Thank you very much.

Operator

We have a follow-up question from the line of Steve Velgot, Cathay Financial. Please go ahead, sir.

Steve Velgot  - Cathay Financial - Analyst

Yes, Michael, if you could talk a little bit more about TrackNet and perhaps go into at least some level of detail with negotiations with TVG. I know you can’t go into a lot of detail, but I’m just trying to get a better handle on why TVG, you know, would potentially sign a deal with TrackNet? I mean what are you really offering TVG? Or is the industry going to shake out where there is basically TrackNet and TVG and you each have your own, you know, tracks?

Michael Neuman  - Magna Entertainment Corp. - CEO

Well, yes, I can go into almost infinite detail on it, because frankly, there is no detail. We made a proposal to TVG in writing several weeks ago, and the proposal formed the basis under which we would agree to reciprocate. In other words where we would make the TrackNet content available to TVG if they reciprocated in a similar fashion with us. So they have yet to counter our proposal. So there really is no negotiation at this stage. But as I say, we did make a proposal, so clearly, we would, we’re very interested in having a negotiation. What I will say is that, and I went through this in some detail, a little bit of detail today, but more when we launched TrackNet, and the CEO of TrackNet, Scott Daruty has talked about this quite a bit, our strategy with respect to TrackNet is to find avenues for the broadest possible distribution of, of racing content, for our content and the content of other racetracks that join us in this buy, buy/sell arrangement.

You know, that is in stark contrast, that philosophy is in stark contrast to the approach that TVG is taken largely I suppose because they don’t own racetracks, they, their strength is that they have tied up various chunks of content in exclusive arrangements. Having done so, they have been able to monetize that and create a business around it. Whereas we’ve got to fun — fundamentally different position. We actually produce the content and then monetize it. So our approaches are quite different. The nature of our, of our proposal to them was that they — that we offer ours to them, and they to us, and in other words, that we reciprocate, which would be a change of strategy for them. And I suppose they’re thinking hard about it, because they certainly haven’t counter-proposed. The, as to the final part of your question, it is pretty clear that, that Churchill, I think by example, looked at the nature of the exclusive arrangement, looked at it hard, and came to the conclusion that they were better off making their content available for the broadest possible distribution, which is why they agreed to get together with us to form TrackNet Media.

As like other consumer products and services, you want to get it out to where the customers are and not have it offered in a fractious way across some channels but not others, that’s why we believe that you maximize the market size and the potential handle if you do it that way. Who knows what will happen in the future as other of the various TVG exclusive tracks come up for, come up for renewal, whether or not they will re-up with TVG, or whether they will follow Churchill’s footsteps and agree to make it non-exclusively available to TVG and others we can’t say at this stage. What I will say, so I don’t know what the future holds, what I will say, we think it makes sense on its face as to the economics and I think Churchill has said that, and concurs with that view and very happy with the TrackNet approach with respect to their content, so I see no reason why other tracks wouldn’t follow suit, and I think that, you know, as the track, as the TVG and their sub-licensee U-Bet, it puts them in a delicate position, I suppose, because you’re only as good, I suppose, as your, as the number of tracks that you have under exclusive content and those simply, those are burning platform.

So it’s got to be, it’s got to be an uncomfortable position for TVG to be in. And it is significantly more uncomfortable position for U-Bet to be in, because they can’t even negotiate their situation, because they aren’t in control of whether or not TVG does or does not agree to reciprocate with us. So they’re somewhat caught in the middle between two companies with very dissimilar distribution strategies. Until such time as I say TVG agrees to come to the table and counter-propose or at least have a conversation regarding, regarding our offer.

Steve Velgot  - Cathay Financial - Analyst

Okay. And then just a quick follow-up, Michael, do you know what the timing is for the California racing commission to decide on race dates from Bay Meadows? You know, whether Golden Gate gets some additional race dates?

Michael Neuman  - Magna Entertainment Corp. - CEO

Steve, the California horse racing board hasn’t said. But there is a process, an informal process, under way in California, between ourselves, and various of the fairs who would potentially also be recipients of those dates. The industry is working hard at reaching a consensus as to how the dates would get distributed. And at some point in the not too distant future, simply an order that we can all plan, will propose such a consensus to the California horse racing board and at which point they would be in a position, a more informed position, I would suspect to make a decision. But they haven’t said, you know, when that would be.

All that is clear at that stage is that, is that, and I think I said this this morning, whether it is — whether they stay the course, and leave Bay Meadows shut, and distribute the dates fin, or ‘08, or they relent under some circumstance and give the dates back for ‘08 and redistribute them in ‘09, in either case, a lot of dates would be coming in our direction. And I think per Blake’s comments, a few minutes ago, regarding our Q1 results, you get a sense of the sensitivity in California, the sensitivity to our results, plus or minus a few race days, is — can have a fairly dramatic impact. So it follows that the addition of 50 such dates really would be an important opportunity for this company.

Steve Velgot  — Cathay Financial - Analyst

Thank you.

Operator

Ladies and gentlemen (OPERATOR INSTRUCTIONS) Our next question comes from the line Ryan Worst of Brean Murray. Please go ahead, sir.

Ryan Worst  - Brean Murray, Carret & Co. - Analyst

Thanks. Thanks, good afternoon, guys. You touched a little bit upon the impact of the ATM’s but it seems like did you a more detailed analysis, I mean do you have how much that could have cost you as far as the wagering goes at Gulfstream?

Michael Neuman  - Magna Entertainment Corp. - CEO

No, we didn’t — the numbers that we offered you earlier about the numbers — the amount of money that was taken out of ATM’s in the previous year, we know that what was taken out of the ATM’s and we suspect there is a significant correlation between that and racing handle. I think Blake said, if not, if he didn’t, I will, that the machines came off the property when the slot machines went on the property, so we can’t absolutely correlate it to reduced net win in the machines. We simply have concluded that as one of the input factors to the performance of Gulfstream Park, and I went and (inaudible) with them a few minutes ago, we believe it is significant, simply for the same reasons that it has been significant in wagering on horse racing.

Ryan Worst  - Brean Murray, Carret & Co. - Analyst

All right. I understand that. I was just looking for the impact on wagering of horse racing, the impact of not having check cashing and ATMs.

Michael Neuman  - Magna Entertainment Corp. - CEO

Oh, I’m sorry. Yes. And we said — as I said, it was about $21 million in the prior year, so if you made certain assumptions regarding churn of two to three times, you’re talking about $40 million in handle. Right? So it could have had a significant impact on the, we think, on the on-track possibility at Gulfstream Park.

Ryan Worst  - Brean Murray, Carret & Co. - Analyst

Right and so that $40 million of handle, roughly, what percent of that is of total on-track handle is that?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Well, the net — the net to us would have been about 8% of that.

Ryan Worst  - Brean Murray, Carret & Co. - Analyst

Right. Okay. 8% of the 40?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Yes.

Ryan Worst  - Brean Murray, Carret & Co. - Analyst

Okay. And then I was wondering if you could touch upon the trends at Express Bet, since you added Churchill Downs content?

Michael Neuman  - Magna Entertainment Corp. - CEO

Blake, I believe you —

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Well, we touched on that this morning, and Ryan, since Express Bet has taken on the Churchill Downs content, we have seen a dramatic positive impact on Express Bet. What we talked about, again, this morning is the week of the Kentucky Derby, which ended this past Saturday, Express Bet had more than 36, 3,600 new accounts sign-ups, and total handle for the week was $7.6 million, which was 147% increase, compared to Kentucky Derby week last year. So I think it shows the power of content and the value proposition that we have for our content distribution assets. So I think again, Express Bet is going to benefit significantly from having Churchill Downs and their other racetracks as they come on board at Express Bet.

Ryan Worst  - Brean Murray, Carret & Co. - Analyst

Right. I mean, how many new sign-ups did you have all of last year, for instance? So, just so I have some kind of parameter —

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

I don’t have the sign-ups that we had during the year. I think the sign-ups were about 450 for the same week and sort of as an order of magnitude, I mean we have roughly about 20 to 25,000 active, active Express Bet customers, so 3,600 new customers is between 15 and 20% of our existing customer base. So it was a big week.

Ryan Worst  - Brean Murray, Carret & Co. - Analyst

Right. Do you know what you did on Derby day? Versus last year?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

I don’t have that in front of me right now, Ryan. We just had it for the week.

Ryan Worst  - Brean Murray, Carret & Co. - Analyst

Okay. That’s fine. And then in Florida, if the governor chooses not to sign the bill, when does it automatically become law? Do you have that date?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

I don’t think it does, Ryan. I think it has to get signed by the governor.

Ryan Worst  - Brean Murray, Carret & Co. - Analyst

Okay. And then just on the seasonality of Amtote, is that just like any other racing business where the second and third quarter are seasonally stronger than the first quarter?

Michael Neuman  - Magna Entertainment Corp. - CEO

Yes, I mean there is a little bit of seasonality. There are a couple of things that affect Amtote, one is, as you said, given that the tow contract that you have and who’s racing live. As well as their Australian business, which is more of a hardware business, and is a function of delivery under their equipment contract, so there is some seasonality to Amtote.

Ryan Worst  - Brean Murray, Carret & Co. - Analyst

Was there any significant sales taking place in the first quarter?

Michael Neuman  - Magna Entertainment Corp. - CEO

At Amtote? No.

Ryan Worst  - Brean Murray, Carret & Co. - Analyst

Okay. Great. Thank you.

Operator

Our final question comes from the line of Jim Dublin, [Hanley Enco]. Please go ahead sir.

Jim Dublin  - Hanley Enco - Analyst

Hi. Good afternoon, guys. Thanks for the opportunity to ask a couple of questions. A couple of quick ones. One is, and again, I wasn’t able to access the annual meeting call today, either, but I don’t know if you touched on it, but has the company explored looking for an experienced gaming operations executive? And I don’t mean to be facetious, but someone outside of Canada, particularly, maybe somebody from, you know, the Nevada marketplace, someone that has some experience with, you know, target marketing, casino patrons?

Michael Neuman  - Magna Entertainment Corp. - CEO

Yes, Jim, we said today that we have initiated a search for a senior gaming executive to be based in the United States, that, exactly what you talked about, and that search is initiated, and we’re — it is under way right now to get a seasoned gaming executive in the company, and to assist with not only the existing Gulfstream Park operations and Remington operations but also future alternative gaming opportunities.

Jim Dublin  - Hanley Enco - Analyst

And then my second question is, when you first joined the company, Michael, you kind of hinted at, you know, your first look-through kind of seemed there was a disorganized management structure and you gave us a couple of instances there. Can we expect more downsizing through the entity, you know, kind of getting more employee count and compensation, you know, more in line with the revenue, and hopefully bottom line earnings levels for the company going forward? In other words, can you whack out more deadwood? Can you ring more cost savings through the enterprise?

Michael Neuman  - Magna Entertainment Corp. - CEO

I’m chuckling to myself at your characterization of the ways and means of bringing it more profitability. Blake went through in some detail the pieces of the business, that, where we did wring out more profitability, and some of it, frankly not most of it, but some of it did come from reductions in personnel where we had discovered, particularly at Gulfstream Park, where we were very significantly overstaffed in ways that were out of sync with the, with the numbers of patrons that were coming to the track, particularly in food and beverage. So some of that has occurred.

The one thing that I did elude to this morning, with respect to organizational structure, though, and Blake touched on this just now, I did mention this morning, the gaming executive, I also introduced this morning, the addition of a new Vice President of Marketing for the company, is that structurally, we will be moving to a structure where rather than have each of the P&Ls, each of our business units track and otherwise operating fully independently of each other, we will be putting in place leadership in all of the functions, and I mentioned this morning HR and I.T., legal, finance - we already have, but with the addition of Stewart Morris, our VP of Marketing, in marketing as well, such that that person will horizontally across the company take responsibility for the total budget, the efficacy, and — of each of those organizations. You know, we spend nearly $30 million a year in marketing. But we spend it in chunks across each of the various tracks and not in a coordinated fashion, designed to maximize the benefits of having rolled up all of these tracks into a single entity. That’s the mission there.

As each of those functional leaders go into those organizations, I suspect that they will be searching for opportunities to find among the people that work in those organizations that can have broader responsibility, across several tracks in some cases, and I use the example that I think in one of our previous conversations, that for instance, in finance, we have — we still have 9 or 10 accounts receivable, and 9 or 10 accounts payable departments, and in the best of all worlds, you would want to find a way to do that in a more centralized way. That by the way did not mean here in Aurora, but it could well be in some cases one or more of the — of those departments working in existing tracks could be doing the job for several of the tracks. But the same is true in communications public relations, in legal, they don’t all have to have their own little law firm inside their business, and in each of the other areas of endeavor. So as that process unfolds and we get the gaming executive in, we get the — particularly now with the marketing guy, I think you will start to see some of that, some of us wring out some of those costs.

Jim Dublin  - Hanley Enco - Analyst

Okay. And then my final question, and it is a bit tongue in cheek, but I was on a conference call last year in the first quarter, when Mr. Stronic hosted the call, and kind of said the same things that you guys are saying today, which is 12 months ago, we were supposed to be debt-free today, and I think you said we have $559 million worth of debt on the balance sheet currently. You know, for many years now, we’ve kind of been hearing the same story, you know. What’s different this time? In other words, how is, or what is the strategy of the company to regain or build any kind of credibility within the investment community on Wall Street?

Michael Neuman  - Magna Entertainment Corp. - CEO

Well, I guess the — and again, I have the pure luxury of being the new guy, and it was very clear to me as it is to you when I entertained the prospect of coming to MEC, that in order to affect turn-around, you needed to unencumber your balance sheet, and the circumstances of the company as they have changed over the ensuing year are such that if the company did not undertake what I described this morning as a very significant transaction to unencumber its balance sheet, then, and or in fact the company decided to sell off properties in a piece-meal fashion while still accumulating 60-odd-million dollars a year of interest payments then it would never get its nose above water. In other words, that would be the wrong way to do it. So it was pretty central to my decision to join the company that the company, and here, I mean Frank, had the, had the desire to carry it out.

If you weren’t available this morning, you wouldn’t have heard Frank say that at our board meeting yesterday, the board resolved to work with management to make such a transaction happen, as expeditiously as possible. So I think Frank, frankly, has reached a point, and that again, a central feature in my agreeing to take on this challenge to do this as expeditiously as possible, notwithstanding,as you say, tongue in cheek, what he said last year. And again as the new guy, I believe that it is not only prudent, and it is not only possible, but it is extremely do-able, and no doubt various of the pieces of land that we’re talking about are worth more right now than they were at that time, so it may be even have been beneficial in some respects to have waited. Let’s find out when we do the deal.

Jim Dublin  - Hanley Enco - Analyst

Okay. And kind of in line with the debt, do you guys have — at what debt reduction level does the operating business basically break even? On an annualized basis? Do you know how much more digging do you have to do on the debt side of your balance sheet? What is your marginal line?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

We are not going to say that, Jim, because that would say that we’re forecasting and providing guidance on EBITDA. I think as Michael said, we’re going to continue significantly to reduce, to reduce the debt from where it is today, but as we said again this morning, there’s two parts to it. You got to reduce debt and interest expense, but you also have to improve EBITDA, and both of those are key focuses of the company and the management team right now - so —.

Jim Dublin  - Hanley Enco - Analyst

So the best way, then, to judge the progress with a new CEO in place would be what, then, debt reduction and, you know, an operational efficiencies or operational improvements?

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Exactly. Debt reduction and EBITDA improvement.

Jim Dublin  - Hanley Enco - Analyst

Okay. All right, guys. Great. Thanks a lot.

Blake Tohana  - Magna Entertainment Corp. - EVP, CFO

Thank you.

Michael Neuman  - Magna Entertainment Corp. - CEO

Well, thank you very much, ladies and gentlemen. For joining us and again, I repeat, I believe the webcast of our, of our presentation this morning at our AGM, if it isn’t already, will be available on our website and would encourage you to avail yourselves of it, and we look forward to speaking with you throughout the quarter, as we have begun to do, and then certainly next quarter. Good afternoon.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation.